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                               [FORM OF OPINION]

                                                                       EXHIBIT 5
                                                    , 1997

Manugistics Group, Inc.
2115 East Jefferson Street
Rockville, Maryland 20852

     Re:  Issuance of Common Stock pursuant to
        Registration Statement on Form S-3

Dear Sirs:

     We have acted as counsel for Manugistics Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the public offering of up to a total of 2,530,000 shares (including 330,000 shares issuable upon exercise of an over-allotment option) (the "Shares"), of the Company's Common Stock, par value $.002 per share. (Said Registration Statement, as amended, including all exhibits thereto and all documents incorporated therein by reference, is referred to below as the "Registration Statement".) The Shares consist of: (i) 1,800,000 Shares to be sold by the Company (the "Primary Shares"); (ii) a total of 400,000 presently outstanding Shares to be sold by the Selling Stockholder named in the Registration Statement; and (iii) up to a total of 330,000 presently outstanding Shares subject to sale by certain other selling stockholders named in the Underwriting Agreement (the "Over-allotment Shares"), which the Underwriters have an option to purchase solely for the purpose of covering over-allotments.

     In this connection, we have examined: (i) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws; (ii) the resolutions and related minutes of the Company's Board of Directors authorizing the issuance of the Primary Shares and the preparation and filing of the Registration Statement; (iii) the Registration Statement; and (iv) certain officers' certificates, corporate records and such other documents as we have deemed appropriate or necessary for purposes of rendering the opinions hereinafter expressed.

     In rendering the opinions expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

     Based upon the subject to the foregoing, we are of the opinion that:

          1. The Primary Shares have been duly authorized for issuance and, when sold, paid for and delivered in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid and non-assessable;

          2. The Secondary Shares are, and when sold, paid for and delivered in accordance with the terms of the Underwriting Agreement, will be, legally issued, fully paid and non-assessable.

          3. The Over-allotment Shares which are subject to sale by certain selling stockholders to the Underwriters are, and when sold, paid for and delivered in accordance with the terms of the Underwriting Agreement, will be, legally issued, fully paid and non-assessable.

     We are admitted to practice in the Commonwealth of Pennsylvania. We have made such investigation of the General Corporation Law of the State of Delaware (the "Delaware GCL") as we have considered appropriate for the purpose of rendering the opinions expressed above. This opinion is limited to the Federal law of the United States and the Delaware GCL.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.
                                          Very truly yours,

                                          DILWORTH, PAXSON, KALISH & KAUFFMAN
                                          LLP